Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

Catalyst Pharmaceutical Partners Announces Publication of Preclinical Proof-of-principle of CPP-115 Efficacy in Suppressing Infantile Spasms in Epilepsia

Phase I Multiple-Ascending Dose Study to be Initiated in 2014

CORAL GABLES, Fla., Nov. 18, 2013 — Catalyst Pharmaceutical Partners, Inc. (Nasdaq: CPRX), a specialty pharmaceutical company focused on developing safe and effective approved medicines targeting orphan neuromuscular and neurological diseases, today announced that the journal Epilepsia has accepted for publication an original research paper that demonstrates proof of concept of CPP-115 suppressing infantile spasms (IS) in a pre-clinical study. CPP-115 is Catalyst’s next-generation GABA aminotransferase inhibitor being developed for the treatment of IS. Catalyst also announced plans to initiate a Phase I multiple-dose ascending study in the first half of 2014 to evaluate the safety and tolerability of multiple ascending oral doses of CPP-115.

The lead author (Dr. Aristea Galanopoulou) and principal investigator of the preclinical rodent study described in this publication stated, “This publication provides the first proof-of-principle preclinical evidence in support of CPP-115 as a candidate treatment for IS.” Dr. Galanopoulou continued “Because vigabatrin is particularly effective in tuberous sclerosis–related IS, these patients are likely an ideal target for this analogue that seems to be more potent and less toxic.”

Epilepsia, the official journal of the International League Against Epilepsy, has published Dr. Galanopoulou’s paper, “CPP-115, a vigabatrin analogue, decreases spasms in the multiple-hit rat model of infantile spasms” online as an early view of its upcoming publication. The research paper describes the following study conclusions:

•	CPP-115 suppresses spasms in the multiple-hit model of IS, with onset of effect as early as the day after the first dose.

•	The therapeutic doses of CPP-115 were well tolerated in the preclinical model.

•	CPP-115 showed efficacy at lower doses which were better tolerated than the previously tested therapeutic vigabatrin doses.

“There is a significant unmet medical need in this area, as parents of children who have infantile spasms have a very difficult choice when it comes to treatment options, as they must choose between drug-related risks and adequate treatment,” said Patrick J. McEnany, Chairman and CEO of Catalyst. “Thanks to Dr. Galanopoulou and her team at Albert Einstein College of Medicine, we are able to take next steps in the development of CPP-115 shown in this study to be a better and safer treatment option for Infantile Spasms than current options. This study demonstrates that CPP-115 likely has more than a hundred-fold increase in potency and a better safety profile in the expected therapeutic dose range compared to vigabatrin, as well as increased overall efficacy in this model.”

About the Upcoming Phase I Study

The Phase I study for CPP-115 will be a randomized, double-blind, placebo-controlled, safety, tolerability and pharmacokinetic study of multiple ascending oral doses of CPP-115 in healthy volunteers. The primary objective will be to evaluate the safety and tolerability of multiple ascending oral doses of CPP-115. Secondary objectives will be to determine the pharmacokinetic profile of CPP-115 and to determine the effects of CPP-115 on brain GABA levels as measured by Magnetic Resonance Spectroscopy (MRS) following administration of multiple oral daily doses.

Like vigabatrin (SABRIL®), CPP-115 irreversibly inhibits GABA-aminotransferase, raising brain GABA concentrations. Therefore, the anticipated MRS findings of increased brain GABA are a well characterized biomarker, which can be correlated to the potential efficacy of CPP-115 to treat infantile spasms and epilepsy, as well as other neurological conditions associated with reduced GABAergic signaling, like post-traumatic stress disorder and Tourette Syndrome.

About the Published Paper

The research paper was authored by Stephen W. Briggs, Wenzhu Mowrey, Charles B. Hall, and Aristea Galanopoulou (corresponding author), of the Saul R. Korey Department of Neurology, Albert Einstein College of Medicine of Yeshiva University, Laboratory of Developmental Epilepsy and Dominick P. Purpura Department of Neuroscience, Albert Einstein College of Medicine of Yeshiva University, Bronx, New York. The abstract can be accessed at http://onlinelibrary.wiley.com/doi/10.1111/epi.12424/abstract.

About Albert Einstein College of Medicine

The Albert Einstein College of Medicine of Yeshiva University is a premier, research-intensive medical school dedicated to innovative biomedical investigation and to the development of ethical and compassionate physicians and scientists. Inspired by the words of its namesake, the school welcomes students, faculty and staff from diverse backgrounds who strive to enhance human health in the community and beyond.

About West Syndrome / Infantile Spasms

West Syndrome is a rare disease having a prevalence in the U.S. of under 200,000 patients. Its estimated prevalence is 2.5 to 6 cases per 10,000 live births or between 2150 and 5160 patients.

An infantile spasm is a type of seizure seen in an epilepsy syndrome of infancy and childhood known as West Syndrome. The onset of infantile spasms is usually in the first year of life, typically between 4-8 months. Spasms often occur in clusters of up to 100 at a time, and infants may have dozens of clusters and several hundred spasms per day. Infantile spasms usually stop by age five, but may be replaced by other seizure types. Many underlying disorders, such as birth injury, metabolic disorders and genetic disorders can give rise to spasms, making it important to identify them (symptomatic IS). In some children, no cause can be found (cryptogenic IS). Mental retardation occurs in 70-90% of persons with infantile spasms, usually involving severe to profound retardation. Early control of seizures is critical for reducing developmental delays and levels of mental retardation, but ~5% of infants with this condition eventually die from complications caused by the seizures.

About Catalyst Pharmaceutical Partners

Catalyst Pharmaceutical Partners, Inc. is a specialty pharmaceutical company focused on the development and commercialization of novel prescription drugs targeting rare (orphan) neuromuscular and neurological diseases, including Lambert-Eaton Myasthenic Syndrome (LEMS), infantile spasms, and Tourette Syndrome. Catalyst’s lead candidate, Firdapse™ for the treatment of LEMS, is currently undergoing testing in a global, multi-center, pivotal Phase 3 trial and recently received “Breakthrough Therapy Designation” from the U.S. Food and Drug Administration (FDA). In 2012, Catalyst licensed Firdapse™ from BioMarin and Catalyst assumed management of the Phase 3 pivotal trial, initiated by BioMarin. Firdapse™ is the first and only European approved drug for symptomatic treatment in adults with LEMS.

Catalyst is also developing a potentially safer and more potent vigabatrin analog (designated CPP-115) to treat infantile spasms, and epilepsy, as well as other neurological conditions associated with reduced GABAergic signaling, like post-traumatic stress disorder and Tourette Syndrome. CPP-115 has been granted U.S. orphan drug designation for the treatment of infantile spasms by the FDA and has been granted EU orphan medicinal product designation for the treatment of West Syndrome by the European Commission.

Forward-Looking Statements

This press release contains forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company’s actual results in future periods to differ materially from forecasted results. A number of factors, including whether CPP-115 will prove to be an effective treatment for infantile spasms in humans, whether CPP-115 will ultimately prove to have significantly reduced risks of visual field defects compared to vigabatrin, whether CPP-115 will ever be approved for commercialization, and those other factors described in the Company’s filings with the SEC, could adversely affect the Company. Copies of the Company’s filings with the SEC are available from the SEC, may be found on the Company’s website or may be obtained upon request from the Company. The Company does not undertake any obligation to update the information contained herein, which speaks only as of this date.

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Media/Investor Contacts Donna LaVoie or David Connolly LaVoie Group (617) 374-8800 dlavoie@lavoiegroup.com dconnolly@lavoiegroup.com	Company Contact: Patrick J. McEnany Catalyst Pharmaceutical Partners Chief Executive Officer (305) 529-2522 pmcenany@catalystpharma.com